Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2012 RESULTS

Warm Winter Weather a Key Driver in Quarterly Loss

Kansas City, Mo. (May 3, 2012) — Great Plains Energy (NYSE: GXP) today announced a first quarter 2012 loss of $9.5 million or $0.07 per share of common stock outstanding, compared with first quarter 2011 earnings of $2.0 million or $0.01 per share.  The Company also announced it is affirming its 2012 earnings guidance range of $1.20 to $1.40 per share.

The loss for the quarter was primarily due to warmer than normal winter weather and expenses associated with the Wolf Creek nuclear unit that experienced an unplanned outage for the majority of the quarter.

“Similar to what we have seen across the country, winter temperatures in our service territory were among the warmest in recorded history and a key factor for us in the quarter,” stated Mike Chesser, Chairman and CEO of Great Plains Energy.

For the first quarter 2012, heating degree days were 34 percent below the same period last year and 27 percent below normal.  It was the warmest first quarter for the Kansas City region in more than 80 years.

In January 2012, Wolf Creek had a fault in an electrical distribution system causing the unit to shut down.  The unit remained offline to address the issues that caused the power interruption and implement necessary corrective actions, returning to service in late March.  Primarily as a result of the unplanned outage, Wolf Creek’s next schedule refueling outage has been moved from the third quarter 2012 to the first quarter 2013.

“While Wolf Creek was offline for much of the quarter, we are encouraged that the unit has returned to service and is performing at full capacity as we approach summer.” Chesser continued.

Great Plains Energy continues its focus on reducing regulatory lag.  In April, the Company filed a rate case in its Kansas jurisdiction to maintain a reliable electrical system and make renewable energy and environmental investments needed to meet future state and federal renewable energy and emission control mandates.

Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)

			Earnings (Loss) per Great
	Earnings (Loss)		Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$4.5	$7.0	$0.03	$0.05
Other	(13.8)	(4.7)	(0.10)	(0.04)
Net income (loss)	(9.3)	2.3	(0.07)	0.01
Less: Net loss attributable to noncontrolling interest	0.2	0.1	-	-
Net income (loss) attributable to Great Plains Energy	(9.1)	2.4	(0.07)	0.01
Preferred dividends	(0.4)	(0.4)	-	-
Earnings (loss) available for common shareholders	$(9.5)	$2.0	$(0.07)	$0.01

On a per-share basis, the primary factors negatively impacting the first quarter 2012 reported earnings compared to 2011 were:
•	An estimated impact of $0.11 from less favorable weather. Compared to normal weather, the 2012 first quarter results were $0.06 unfavorable and the 2011 first quarter results were $0.05 favorable;
•
An estimated effect of $0.07 at the Wolf Creek nuclear unit with $0.06 resulting from the unplanned outage during the first quarter 2012 and an increase in amortization of $0.01 from the extended refueling outage that began in late March 2011 and concluded in early July 2011; and

•
Approximately $0.10 of interest expense primarily due to the absence of Iatan 2 carrying costs and early recognition of the remaining interest obligation of the subordinated debt underlying Great Plains Energy’s equity units that was remarketed in March 2012.

The above factors were partially offset by approximately $0.13 due to new retail rates in Missouri which became effective for KCP&L in May 2011 and for GMO in June 2011.

The first quarter 2011 results included a $0.04 loss for an organizational realignment and voluntary separation program and a $0.03 loss representing Kansas City Power & Light Company’s (KCP&L) and KCP&L Greater Missouri Operations Company’s (GMO) combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of the April 2011 Missouri Public Service Commission’s (MPSC) order in KCP&L’s rate case.

On a segment basis, the decrease in consolidated earnings for the first quarter 2012 compared to 2011 was attributable to an approximate $3 million decrease in earnings at the Electric Utility segment and a $9 million increased loss in the Other category.  These segments are discussed in the following sections.

Great Plains Energy continued to maintain a strong liquidity position during the quarter.  As of March 31, 2012, approximately $815 million of capacity remained on the Company’s $1.25 billion of revolving credit facilities.

Electric Utility Segment First Quarter:
The Electric Utility segment, which includes KCP&L and the regulated utility operations of GMO, generated net income of $4.5 million or $0.03 per share compared to $7.0 million or $0.05 per share in 2011.

Key drivers influencing the segment results included the following:

•
A $2.8 million increase in gross margin (a non-GAAP financial measure described in Attachment A).  The increase in gross margin was mainly due to an estimated $29 million from new retail rates at KCP&L and GMO and an estimated $3 million of other gross margin impacts almost entirely offset by:

o	Approximately $25 million due to unfavorable weather; and
o	An estimated $4 million impact from the unplanned outage at Wolf Creek.

•	A $6 million increase in pre-tax other operating expenses driven by the items below:
o
A $10.2 million increase in Wolf Creek operating and maintenance expense with $7.1 million primarily due to the first quarter 2012 unplanned outage and $3.1 million due to increased amortization from the 2011 extended refueling outage;

o	A $2.5 million increase in general taxes;
o
A $2.4 million increase in pension expense corresponding to the resetting of pension trackers with the effective dates of new retail rates that went into effect in Missouri for KCP&L in May 2011 and GMO in June 2011;

o	Partially offset by $3.0 million of operating expenses associated with solar rebates that have been deferred as a regulatory asset.

The first quarter 2011 results included a $6.9 million loss representing KCP&L and GMO’s combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs.

•	The first quarter 2011 results were impacted by a $9.7 million pre-tax expense for an organizational realignment and voluntary separation program;

•	A $5 million pre-tax reduction in depreciation and amortization expense driven by the following:

o
The absence of $10.6 million of regulatory amortization to maintain credit metrics for KCP&L in Missouri.  The regulatory amortization mechanism was in effect during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in Missouri in May 2011.

o	Offset by $3.9 million of depreciation for Iatan 2 as well as increased depreciation expense for other capital additions.

•	A $16.4 million increase in interest expense mainly due to a $14.3 million absence of Iatan 2 carrying costs.

•
A $2.7 million change in income tax expense due to a $1.8 million income tax benefit for the first quarter 2012 compared to an expense of $0.9 million for the same period in 2011 primarily due to decreased pre-tax income.

Overall MWh sales were down approximately 8.5 percent in the quarter compared to the 2011 period with the decline attributable to weather.  Compared to normal levels the negative gross margin effect from weather was approximately $14 million.

On a weather-normalized basis, MWh sales increased an estimated 0.2 percent and was in line with our full-year estimate of 0.5 percent growth.  The commercial and industrial sectors were up 0.9 percent and 1.5 percent, while the residential sector was down 0.8 percent.

Coal generation fleet availability was higher than last year primarily due to scheduled outages at both Iatan units and La Cygne 1 during the first quarter 2011.  Nuclear availability was negatively impacted by the unplanned outage at Wolf Creek which went off-line in the middle of January this year and returned to service in late March.

Three Months Ended March 31	2012	2011
Equivalent Availability - Coal Plants	88%	74%
Capacity Factor - Coal Plants	68%	64%

Equivalent Availability - Nuclear	19%	86%
Capacity Factor - Nuclear	17%	87%

Equivalent Availability - Coal and Nuclear	79%	75%
Capacity Factor - Coal and Nuclear	61%	67%

Other Category First Quarter:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, non-controlling interest and preferred dividends.  For the first quarter 2012, the Other category reflected a loss of $14.0 million or $0.10 per share compared to a loss of $5.0 million or $0.04 per share for the same period in 2011.

Key drivers influencing the Other category results included the following:
•
An after-tax increase of $3.8 million in interest expense due to the early recognition of the remaining interest obligation of the equity unit’s subordinated debt that was remarketed in March 2012; and

•	A $1.8 million after-tax loss on the sale of real estate property.

Regulatory Update:
KCP&L and GMO filed rate requests with the MPSC on February 27, 2012, requesting a total revenue increase of $189.2 million.  New rates are anticipated to be effective in late January 2013.

KCP&L filed a rate request with the KCC on April 20, 2012, requesting a revenue increase of $63.6 million.  New rates are anticipated to be effective January 1, 2013.

Great Plains Energy will post its 2012 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, May 4, 2012, to review the Company’s 2012 first quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.  The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time.  The pass code is 70809063.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website.  A telephonic replay of the conference call will also be available through May 11, 2012 by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international).  The pass code is 70809063.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations

Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery, prices and availability, of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP).  Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others.  The Company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations.  As a result, operating revenues increase or decrease in relation to a significant portion of these expenses.   Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses.  Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors.  The Company’s definition of gross margin may differ from similar terms used by other companies.  A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

Three Months Ended March 31	2012	2011
	(millions)
Operating revenues	$479.7	$492.9
Fuel	(119.3)	(104.9)
Purchased power	(24.7)	(54.9)
Transmission of electricity by others	(7.3)	(7.5)
Gross margin	$328.4	$325.6